Exhibit 99.1

COHEN & COMPANY REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

Philadelphia and New York, May 8, 2020 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets, today reported financial results for its first quarter ended March 31, 2020.

Summary Operating Results

	Three Months Ended
($ in thousands)	3/31/20	12/31/19	3/31/19
Total revenues	$17,770	$16,090	$11,140
Compensation and benefits	14,134	6,159	6,364
Non-compensation operating expenses, excluding goodwill impairment	5,198	5,897	4,844
Goodwill impairment	7,883	-	-
Operating income	(9,445)	4,034	(68)
Interest expense, net	(2,605)	(2,255)	(1,854)
Income (loss) from equity method affiliates	(107)	(188)	(8)
Income (loss) before income tax expense (benefit)	(12,157)	1,591	(1,930)
Income tax expense (benefit)	(372)	394	(106)
Net income (loss)	(11,785)	1,197	(1,824)
Less: Net income (loss) attributable to the noncontrolling interest	(8,683)	423	(622)
Net income (loss) attributable to Cohen & Company Inc.	$(3,102)	$774	$(1,202)
Fully diluted net income (loss) per share	$(2.70)	$0.56	$(1.06)

•	Revenues during the three months ended March 31, 2020 increased $1.7 million from the prior quarter and $6.6 million from the prior year quarter.

o	The increase from the prior quarter was comprised primarily of (i) an increase of $6.3 million in net trading mostly from higher revenue in the Company’s Corporate and Mortgage groups, despite over $5 million of negative revenue recorded from realized and unrealized losses in certain trading books in the current quarter, partially offset by (ii) a decrease of $2.9 million in principal transactions revenue related to mark-to-market losses on the Company’s investment portfolio, and (iii) a decrease of $1.6 million in new issue and advisory revenue as a result of no transactions closing during the current quarter.
o	The increase from the prior year quarter was comprised primarily of (i) an increase of $9.8 million in net trading from higher activity in the Company’s GCF Repo and Gestation Repo businesses, as well as higher revenue from the Corporate group, despite over $5 million of negative revenue recorded from realized and unrealized losses in certain trading books in the current quarter, partially offset by (ii) a decrease of $2.9 million in principal transactions related to mark-to-market losses on the Company’s investment portfolio, and (iii) a decrease of $0.4 million in asset management revenue due primarily to one-time performance fees recorded in the prior year quarter in the Company’s European fund business.

•	Compensation and benefits expense as a percentage of revenue was 80% for the three months ended March 31, 2020, compared to 38% for the three months ended December 31, 2019, and 57% for the three months ended March 31, 2019. During the quarter ended March 31, 2020, the Company’s variable compensation structure had an outsized unfavorable impact on results due to the significant negative revenue recorded from realized and unrealized losses in certain trading books and from principal transactions with no meaningful corresponding reduction in variable compensation to offset the negative revenue. The number of Cohen & Company employees was 95 as of March 31, 2020, compared to 94 as of December 31, 2019, and 88 as of March 31, 2019.

•	Non-compensation operating expenses excluding goodwill impairment during the three months ended March 31, 2020 decreased $0.7 million from the prior quarter and increased $0.4 million from the prior year quarter. The decrease from the prior quarter was primarily due to lower professional fees and the absence in the current quarter of any revenue-driven third-party marketing cost related to European new issue and origination revenue. The increase from the prior year quarter was due primarily to higher net trading revenue-driven clearing and execution costs and professional fees in the current quarter.

•	A non-cash goodwill impairment charge of $7.9 million was recognized during the three months ended March 31, 2020, after the Company performed an impairment test of goodwill attributable to its wholly owned subsidiary, J.V.B. Financial Group, LLC. The Company has no goodwill attributable to J.V.B. Financial Group, LLC after this impairment.

•	Interest expense during the three months ended March 31, 2020 increased $0.4 million from the prior quarter and $0.8 million from the prior year quarter. The changes in quarterly interest expense are primarily driven by fluctuations in interest on redeemable financial instruments, which are driven by certain groups’ revenue or profit.

•	As of March 31, 2020, total equity was $36.9 million, compared to $48.8 million as of December 31, 2019.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “The COVID-19 pandemic has created an environment of uncertainty, market volatility and dislocation in certain debt and equity markets. These economic conditions have impacted our business, as positions in our high yield trading books and principal investing portfolio have decreased in value, and a reassessment of our JVB goodwill has resulted in an impairment. Despite some recent downsizing in our book sizes, we are pleased that our TBA, Gestation Repo, and GCF Repo businesses continued to show strength in the first quarter. Going forward, we are focused on continuing to navigate these unprecedented challenges and ensuring that our employees stay safe and healthy. We are optimistic that the strategic investments we have made in these businesses will continue to pay off, and we remain focused on enhancing stockholder value.”

COVID-19 Impact

The spread of COVID-19 has caused significant volatility in domestic and international markets. There is on-going uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies. While the Company cannot fully assess the impact COVID-19 will have on all of its operations, at this time, there are certain impacts that the Company has identified:

•	The unprecedented volatility of the financial markets experienced in March 2020, has caused the Company to operate J.V.B. Financial Group, LLC (“JVB”), the Company’s wholly owned U.S. broker-dealer subsidiary, at a lower level of leverage than prior to the pandemic. Specifically, the Company has reduced the size of its GCF repo operations and the volume of its TBA trading. The Company determined that at its pre-pandemic levels in these businesses, it was exposed to a high level of counterparty credit risk and was experiencing too much volatility in its available liquidity to meet capital requirements and margin calls in these businesses. The Company expects to operate at lower volumes in both these businesses for an indefinite period of time, which will impact the operating profitability of JVB.

•	The financial market volatility, as well as the reduction in volumes in the GCF repo and TBA businesses, that resulted from COVID-19 required the Company to reassess the goodwill it had recorded related to JVB. The Company determined that the fair value of JVB was less than the carrying value (including the goodwill). As a result, the Company recorded an impairment loss of $7.9 million in the three months ended March 31, 2020.

•	The Company expects that its asset management segment will also be adversely impacted by the pandemic. While it is difficult to determine the extent of the impact at this time, the Company expects that raising capital for new funds may become more challenging. In addition, lower returns earned by funds will adversely impact the Company’s asset management fees, and investors’ need for liquidity may result in reductions in assets under management.

•	The Company’s mortgage group’s operations are centered on serving the financial needs of mortgage originators and institutions that invest in mortgage backed securities. Prolonged high unemployment will most likely impact mortgage originations and demand for and supply of mortgage backed securities, which may have a significant impact on the revenue earned by JVB’s mortgage group.

•	The Company has taken decisive actions to protect employees and mitigate the impact of COVID-19, including transitioning employees to remote work and limiting onsite presence. To date, the Company has been able to avoid layoffs and furloughs of employees.

As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

The Company has applied for and received a $2.2 million loan under the Paycheck Protection Program (PPP) of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. The Company has carefully considered the eligibility requirements for PPP loans as well as supplemental guidance regarding the PPP beyond the applicable statute issued from time to time by government agencies and certain government officials. The Company is eligible to receive a PPP loan because it has fewer than 100 employees. Further, although the Company is public and listed on the NYSE American stock exchange, the Company’s market capitalization is small, and the Company believes that it does not have access to the public capital markets at this time. In part due to the PPP loan, the Company does not anticipate any significant workforce reduction or reductions in compensation levels in the near future. However, the Company will continue to carefully monitor revenue levels to assess whether compensatory or other cost-cutting measures might be necessary.

Conference Call

The Company no longer holds conference calls in connection with the release of its quarterly and annual financial results.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of March 31, 2020, the Company managed approximately $2.7 billion in fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of March 31, 2020, 79.0% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “ might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its European CLO will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, and (m) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	3/31/20	12/31/19	3/31/19
Revenues
Net trading	$18,561	$12,299	$8,724
Asset management	1,615	1,795	2,002
New issue and advisory	-	1,580	-
Principal transactions	(2,598)	276	350
Other revenue	192	140	64
Total revenues	17,770	16,090	11,140
Operating expenses
Compensation and benefits	14,134	6,159	6,364
Business development, occupancy, equipment	756	926	811
Subscriptions, clearing, and execution	2,580	2,950	2,273
Professional services and other operating	1,782	1,942	1,679
Depreciation and amortization	80	79	81
Impairment of goodwill	7,883	-	-
Total operating expenses	27,215	12,056	11,208
Operating income (loss)	(9,445)	4,034	(68)
Non-operating income (expense)
Interest expense, net	(2,605)	(2,255)	(1,854)
Income (loss) from equity method affiliates	(107)	(188)	(8)
Income (loss) before income tax expense (benefit)	(12,157)	1,591	(1,930)
Income tax expense (benefit)	(372)	394	(106)
Net income (loss)	(11,785)	1,197	(1,824)
Less: Net income (loss) attributable to the noncontrolling interest	(8,683)	423	(622)
Net income (loss) attributable to Cohen & Company Inc.	$(3,102)	$774	$(1,202)

Earnings per share

Basic
Net income (loss) attributable to Cohen & Company Inc.	$(3,102)	$774	$(1,202)
Basic shares outstanding	1,147	1,125	1,133
Net income (loss) attributable to Cohen & Company Inc. per share	$(2.70)	$0.69	$(1.06)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(3,102)	$774	$(1,202)
Net income (loss) attributable to the convertible noncontrolling interest	(8,523)	523	(622)
Net interest attributable to convertible debt	-	374	-
Income tax and conversion adjustment	966	(123)	53
Enterprise net income (loss)	$(10,659)	$1,548	$(1,771)
Basic shares outstanding	1,147	1,125	1,133
Unrestricted Operating LLC membership units exchangeable into COHN shares	2,794	581	532
Additional dilutive shares	-	1,051	-
Fully diluted shares outstanding	3,941	2,757	1,665
Fully diluted net income (loss) per share	$(2.70)	$0.56	$(1.06)

 COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2020 (unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$85,454	$8,304
Receivables from brokers, dealers, and clearing agencies	77,604	96,132
Due from related parties	411	466
Other receivables	17,007	46,625
Investments - trading	375,745	307,852
Other investments, at fair value	10,057	14,864
Receivables under resale agreements	6,014,438	7,500,002
Investment in equity method affiliate	5,789	3,799
Goodwill	109	7,992
Right-of-use asset - operating leases	6,867	7,155
Other assets	3,059	8,433
Total assets	$6,596,540	$8,001,624

Liabilities
Payables to brokers, dealer, and clearing agencies	$201,242	$241,261
Accounts payable and other liabilities	81,781	20,295
Accrued compensation	8,360	4,046
Trading securities sold, not yet purchased	114,767	77,947
Securities sold under agreements to repurchase	6,066,372	7,534,443
Deferred income taxes	943	1,339
Lease liability - operating leases	7,391	7,693
Redeemable financial instruments	16,907	16,983
Debt	61,864	48,861
Total liabilities	6,559,627	7,952,868

Equity
Voting nonconvertible preferred stock	27	27
Common stock	12	12
Additional paid-in capital	68,622	68,714
Accumulated other comprehensive loss	(936)	(915)
Accumulated deficit	(37,683)	(34,519)
Total stockholders' equity	30,042	33,319
Noncontrolling interest	6,871	15,437
Total equity	36,913	48,756
Total liabilities and equity	$6,596,540	$8,001,624

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com

215-701-8952

investorrelations@cohenandcompany.com